Exhibit 99.1

NEWS RELEASE For Immediate Release November 25, 2024	Old National Contacts: Media: Rick Vach (904) 535-9489 Investors: Lynell Durchholz (812) 464-1366 Bremer Contact: Media: Clarise Tushie cmtushie@bremer.com

Old National to partner with St. Paul, Minn.-based

Bremer Financial Corporation

Bremer, with $16.2 billion in total assets, bolsters Old National’s presence in the Twin
Cities and expands its footprint into several other vibrant Midwestern markets

EVANSVILLE, IN & ST. PAUL, MN – Old National Bancorp (NASDAQ: ONB) (“Old National”) and Bremer Financial Corporation (“BFC” or “Bremer”) jointly announced today that they entered into a definitive merger agreement. Founded in 1943, BFC is the bank holding company for Bremer Bank.

As of September 30, 2024, Bremer had $16.2 billion in total assets, $11.5 billion in total loans, and $13.2 billion in deposits. After the partnership is completed, Old National will become the third-largest bank in the Twin Cities. In addition, the partnership expands Old National’s reach into several other vibrant markets throughout Minnesota, North Dakota and Wisconsin. Once combined, the new organization would have over $70 billion in assets (based on September 30, 2024 asset figures), a significantly larger footprint, and offer additional banking capabilities and enhanced resources to serve customers.

“This partnership represents an outstanding fit between two highly compatible, relationship- and community-focused banks,” said Old National Chairman and CEO Jim Ryan. “When you look at what has made Bremer Bank a leading institution since 1943, what you quickly find are the same strategic priorities and cultural principles that have guided Old National’s success for 190 years: a strong deposit franchise, a diversified loan portfolio accentuated by exceptional credit quality, and a passion for investing in and strengthening communities. I am incredibly confident that, through this partnership, Bremer and Old National will be even better together.”

“For more than 80 years, we’ve been honored to carry out the legacy of our founder, Otto Bremer,” said Jeanne Crain, President and CEO of Bremer. “When our majority shareholder, the Otto Bremer Trust, reaffirmed its interest in selling Bremer Bank, we appreciated the opportunity to identify a partner through a collaborative process to ensure the best possible outcome for our customers, employees, and our communities. With Old National, we have confidence we found a great fit.”

The Otto Bremer Trust

The Otto Bremer Trust (the “Trust”) is a private charitable trust based in St. Paul, Minnesota. It currently holds a majority ownership stake in Bremer. Established in 1944, the Trust works to combine finance and philanthropy in service of the community. Since its inception, the Trust has made more than $1.1 billion in grants and program-related investments to more than 4,200 organizations.

Upon closing of this transaction, the Trust will have an approximate 11% ownership stake in Old National and a Trustee of the Otto Bremer Trust will join the Old National Board of Directors.

The Otto Bremer Trust commented: “All of us at the Otto Bremer Trust are excited that the Bremer Bank legacy of investing in people, places and opportunities continues with one of the most community-minded banks in the nation. This partnership expands the scope of what can be accomplished for and within our communities – civically, socially and economically.”

The partnership transaction includes 70 total banking centers in Minnesota, North Dakota and Wisconsin

48 branches in Minnesota, including:

•	18 locations in the Twin Cities region

•	5 locations in the Rochester region

•	7 locations in the Alexandria region

•	4 locations in the St. Cloud region

14 branches in North Dakota, including:

•	6 locations in the Grand Forks region

•	7 locations in the Fargo region

8 branches in Wisconsin, including:

•	1 location in Appleton

•	1 location in Eau Claire

Under the terms of the definitive merger agreement, each outstanding share of Bremer common stock will be converted into the right to receive 4.182 shares of Old National common stock plus $26.22 in cash, valuing the transaction at approximately $1,401 million, or $116.76 per share, based on Old National’s closing stock price on November 22, 2024. The definitive merger agreement has been unanimously approved by the Board of Directors of Bremer and Old National. The transaction is subject to customary closing conditions and regulatory approvals, including the approval of Bremer shareholders. The transaction is anticipated to close in the middle of 2025.

Citi served as exclusive financial advisor to Old National, and Squire Patton Boggs (US) LLP acted as legal counsel.

J.P. Morgan served as financial advisor for Bremer, and Wachtell, Lipton, Rosen & Katz acted as legal counsel.

Keefe, Bruyette & Woods, A Stifel Company served as financial advisor for the Otto Bremer Trust, and Sullivan & Cromwell LLP acted as legal counsel.

CONFERENCE CALL AND WEBCAST

Old National will hold a conference call and live webcast at 8:00 a.m. Central Time on Monday, November 25, 2024, to discuss the acquisition of Bremer. The live audio webcast link and corresponding presentation slides will be available on Old National’s Investor Relations web page at oldnational.com and will be archived there for 12 months. To listen to the live conference call, dial U.S. (800) 715-9871 or International (646) 307-1963, Conference ID Code 2981053. A replay of the call will also be available from approximately 8:00 a.m. Central Time on November 26 through December 2.  To access the replay, dial U.S. (800) 770-2030 or International (647) 362-9199, Conference ID Code 2981053.

ABOUT BREMER FINANCIAL CORPORATION

Bremer Financial Corporation is a privately held regional financial services company with $16 billion in assets. Founded in 1943 by Otto Bremer, the company is headquartered in St. Paul, Minnesota, and provides a comprehensive range of banking, mortgage, investment, wealth management, and insurance products and services throughout Minnesota, North Dakota and Wisconsin. Clients include small businesses, mid-sized corporations, agribusinesses, nonprofits, public and government entities, and individuals and families.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank. As the sixth largest commercial bank headquartered in the Midwest, Old National proudly serves clients primarily in the Midwest and Southeast. With approximately $54 billion of assets and $31 billion of assets under management, Old National ranks among the top 30 banking companies headquartered in the United States. Tracing our roots to 1834, Old National focuses on building long-term, highly valued partnerships with clients while also strengthening and supporting the communities we serve. In addition to providing extensive services in consumer and commercial banking, Old National offers comprehensive wealth management and capital markets services. For more information and financial data, please visit Investor Relations at oldnational.com. In 2024, Points of Light named Old National one of "The Civic 50" -- an honor reserved for the 50 most community-minded companies in the United States.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Old National and Bremer, respectively, with respect to the proposed transaction, the strategic benefits and financial benefits of the proposed transaction, including the expected impact of the proposed transactions on the combined company’s future financial performance (including anticipated accretion to earnings per share, the tangible book value earn-back period and other operating and return metrics), the timing of the closing of the proposed transaction, and the ability to successfully integrate the combined businesses. Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of Old National or Bremer or their respective management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the following:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and the possibility that the proposed transaction does not close when expected or at all because required regulatory approvals, the approval by Bremer’s shareholders, or other approvals and the other conditions to closing are not received or satisfied on a timely basis or at all;

•	the outcome of any legal proceedings that may be instituted against Old National or Bremer;

•	the possibility that the anticipated benefits of the proposed transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Old National and Bremer operate;

•	the possibility that the integration of the two companies may be more difficult, time-consuming or costly than expected;

•	the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine their fair value and credit marks;

•	the possibility that the proposed transaction may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events;

•	the diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions of Old National’s or Bremer’s customers or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;

•	a material adverse change in the financial condition of Old National or Bremer;

•	changes in Old National’s share price before closing;

•	risks relating to the potential dilutive effect of shares of Old National’s common stock to be issued in the proposed transaction;

•	general competitive, economic, political and market conditions;

•	major catastrophes such as earthquakes, floods or other natural or human disasters, including infectious disease outbreaks; and

•	other factors that may affect future results of Old National or Bremer, including, among others, changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates; deposit flows; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board, the Office of the Comptroller of the Currency and legislative and regulatory actions and reforms.

These factors are not necessarily all of the factors that could cause Old National, Bremer, or the combined company’s actual results, performance or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm Old National’s, Bremer’s, or the combined company’s results.

Although each of Old National and Bremer believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of Old National or Bremer will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in Old National’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2023 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/707179/000070717924000006/onb-20231231.htm), quarterly reports on Form 10-Q, and other documents subsequently filed by Old National with the Securities Exchange Commission (“SEC”). The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Old National, Bremer or each of their respective businesses or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. Old National and Bremer urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by Old National and Bremer. Forward-looking statements speak only as of the date they are made, and Old National and Bremer undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval with respect to the proposed transaction between Old National and Bremer. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Important Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Old National intends to file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) to register the shares of Old National capital stock to be issued in connection with the proposed transaction. The Registration Statement will include a proxy statement of Bremer and a prospectus of Old National (the “Proxy Statement/Prospectus”), and Old National may file with the SEC other relevant documents concerning the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OLD NATIONAL, BREMER AND THE PROPOSED TRANSACTION AND RELATED MATTERS.

A copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about Old National, may be obtained, free of charge, at the SEC’s website (http://www.sec.gov) when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, from Old National by accessing Old National’s website at https://ir.oldnational.com. Copies of the Registration Statement, the Proxy Statement/Prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Old National’s Investor Relations, Old National Bancorp, One Main Street, Evansville, Indiana, 47708, or by calling (812) 464-1366. The information on Old National’s website is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the SEC.